Exhibit 99.1

Heckmann Corporation Announces

Shareholder Approval of Power Fuels Merger and

Third Quarter 2012 Financial Results

Heckmann Shareholders Approve Issuance of Shares in Connection with Power Fuels Merger

Heckmann Reports $93.1 Million in Revenues, Up 95% Year-Over-Year and $17.3 Million in

Adjusted EBITDA, Up 57% Year-Over-Year

Combined Heckmann and Power Fuels Pro Forma Third Quarter Revenues of $189.6 Million,

Adjusted EBITDA of $53.4 Million and Net Cash Capital Expenditures of $7.3 Million

Pro Forma Liquidity As of September 30, 2012 was $178.5 Million1

Scottsdale, AZ — November 9, 2012 — Heckmann Corporation (NYSE: HEK) today announced that its shareholders have approved all proposals at its Special Meeting of Stockholders, including the issuance of shares of its common stock in connection with the previously announced merger with Power Fuels. The Power Fuels proposal was supported by over 95% of Heckmann shareholders voting at a special shareholder meeting held this morning in Scottsdale, Arizona.

“The Power Fuels merger significantly enhances our Company and gives us a leading environmental position in the Bakken Shale area, an oil basin in North Dakota,” commented Mr. Richard J. Heckmann, Chairman and Chief Executive Officer of Heckmann Corporation. “Our customers are telling us loud and clear what they want from us – a national, multi-basin, professional environmental services company that can transport, treat, recycle and dispose of their waste products with a one-stop, full cycle solution. By merging with Power Fuels, we have an operating presence and transportation and logistics network in every significant unconventional basin. We will have immediate size and scale, and over 70% of our shale-related revenues of our combined businesses will be derived from oil and liquids exploration, which will mitigate the impact of low natural gas prices on our business.”

Heckmann also announced the following financial results for the third quarter ended September 30, 2012.2 The numbers below do not include the Power Fuels results. A presentation reviewing the quarter’s results has been posted to the Company’s website at www.heckmanncorp.com.

•

Revenues were $93.1 million and increased sequentially from the second quarter of 2012, with increased revenue in both the Fluids Management Division (formerly Heckmann Water Resources, or HWR) and the Recycling Division (formerly Heckmann Environmental Services, or HES).

•

Adjusted EBITDA[3] was $17.3 million – adjustments relate only to stock-based compensation, transaction costs and a loss on the disposal of assets, and did not consider any operating adjustments as had been recorded in past quarters. GAAP EBITDA also increased sequentially.

•	Cash balance increased by $6.5 million during the quarter to $11.7 million at quarter end, more than doubling.

•	Capital expenditures excluding acquisitions during the third quarter were $7.0 million – net cash capital expenditures (after asset sales) were $1.9 million.

[1]	Pro Forma liquidity reflective of anticipated new $325 million credit facility, with a $146.5 million drawn to fund a portion of the cash consideration of the Power Fuels merger.
[2]	On September 30, 2011 Heckmann completed the divestiture of China Water & Drinks, Inc., which formed the Company’s bottled water business segment. The Company reclassified its bottled water segment as discontinued operations in 2011 and its comparable period results reflect this change.
[3]	A reconciliation of net income to Adjusted EBITDA is included in the tables below.

Heckmann Corporation

•

During the quarter, the Company completed the acquisition of a majority interest in Appalachian Water Services, LLC (AWS), a wastewater treatment and recycling facility in the Marcellus Shale area, for approximately 3.3 million shares of Heckmann common stock.

“In the third quarter, we continued to improve our business despite a challenging operating environment,” said Mr. Heckmann. “We increased our revenue in both our Fluids Management and Recycling divisions while spending minimal capital and more than doubling our cash balance.

“As we said in our second quarter call, we saw a difficult business outlook looming for the second half of 2012 due to low natural gas prices, and geopolitical concerns, as well as an uncertain political environment in the U.S., including the lack of resolution surrounding the ‘fiscal cliff,’ all of which impacted the spending decisions of our customers. Additionally, a number of our customers spent a considerable amount of their 2012 budgets in the first half of the year, and due to these factors, were not inclined to increase budgets in the second half of the year. We significantly cut our own capital expenditures and built our cash position as a result.

“The fact that we were able to grow our revenue during the quarter while spending minimal capital speaks to the differentiation of our business model, as well as the recurring nature of our revenue stream.

“We anticipate the Power Fuels merger will close shortly. We were very pleased with how the Bakken business performed during the third quarter. The Power Fuels business had a strong first half of 2012, and we have tried to be clear that we believed there would be some moderation in the back half of 2012 as customers in the Bakken Shale worked to keep up with the pace of the first six months of the year, and taking normal holiday schedules into consideration. Additionally, the Power Fuels merger results in a significantly de-levered balance sheet with increased liquidity.”

Some highlights of the third quarter of 2012 for Power Fuels include revenues of $96.5 million, EBITDA of $36.1 million and capital expenditures of $15.4 million, or $5.4 million of net cash capital expenditures (net of cash proceeds from asset sales).

Mark Johnsrud, Chief Executive Officer of Power Fuels, said, “I have spent the past seven years building Power Fuels. Both the legacy Heckmann business and Power Fuels have spent a substantial amount of capital creating the leading transportation and logistics networks in every major shale basin in the United States. Going forward, the task will be to maximize our utilization of that network and our combined company will have the scale to do that. We can accomplish this by adding additional environmental services offerings to drive our margins and return on invested capital. The AWS transaction that the Company completed during the third quarter is a good example.”

Mr. Heckmann added: “As we have previously announced, effective with the close of the Power Fuels merger, I will assume the role of Executive Chairman of the Board of Directors and Mark Johnsrud will become the Chief Executive Officer of our Company. Mark is one of the best operators I have come across in my business career. He built Power Fuels from a company with less than $6 million of revenue to one with over $350 million in just seven years, while taking no outside equity investments, no partners, and did it all by internal growth in his market area. As you can see from his business’ margin and return profile, he and his team know this industry and know how to operate. Having him and his operating team onboard is something we are very excited about, and we believe there are best practices developed by both Power Fuels and Heckmann that we can draw from and apply to our combined company.”

Operational Update

Fluids Management Division (formerly Heckmann Water Resources, or HWR)

Heckmann’s Fluids Management Division owns both produced water and fresh water pipelines, which are operated for shale gas and oil producers in Louisiana and Texas. The Fluids Management Division also transports, stores, processes and disposes environmentally regulated water primarily throughout Texas, Louisiana, Mississippi, Oklahoma, Pennsylvania, West Virginia and Ohio. Currently, the Fluids Management Division provides water transfer services in Louisiana, Texas, Pennsylvania and Ohio.

Heckmann Corporation

During the third quarter revenue from the Fluids Management Division grew to $59.2 million. Excluding the transformative impact that the Power Fuels merger will have on the business, the majority of Fluids Management’s revenues came from basins that are natural-gas focused, and the natural gas industry continues to be challenging – during the third quarter, NYMEX natural gas averaged under $3.00 per mcf. While the current price is over 20% higher, and the Company is beginning to see the positive effects of that, the low prices resulted in a number of customers slowing down activity, with both customers and competitors moving assets from dry gas to oil basins, which impacted pricing and utilization in the segment.

In the Marcellus Shale, revenue increased in the third quarter as compared to the second quarter. The Fluids Management Division has a strong relationship with two large integrated oil companies with significant operations in the area, and currently has a significant number of trucks dedicated to those accounts, which helps the Company’s utilization and margin profile. These customers have very stringent safety requirements and require each new driver to go through significant safety training before working independently on their acreage. One of the customers is planning on increasing its operations, and during the third quarter Fluids Management incurred costs as a result of driver hiring and training. These costs were not added back for purposes of the Adjusted EBITDA calculation for the quarter. The Company expects significant growth in early 2013 as a result of this investment.

The Company is currently expanding its operations in the Utica Shale area. During the third quarter, the Company acquired its first disposal well, which will be put into service in the fourth quarter and entered into a contract for a second disposal well, which is expected to close in the fourth quarter. The Company also began trucking operations in the Utica Shale area, which are projected to expand during the coming months. In addition, disposal well capacity in eastern Ohio for production water from Pennsylvania continues to be critical, particularly as activity in the Utica Shale area increases. The Company continues to hire drivers and disposal personnel and also expects to continue to invest in additional assets in this region in advance of the projected growth of many of our customers in the area.

In the Haynesville Shale area, business remains stable. Approximately 90% of the Company’s revenue in the Haynesville Shale area is derived from produced water where pricing remains stable. Revenue and margin in the third quarter in the Haynesville Shale area was sequentially flat with the second quarter. The Company’s pipeline and disposal network in the Haynesville Shale area remain a strong competitive advantage, particularly in an environment of low natural gas prices like those seen in the third quarter.

The Haynesville Shale area pipeline system continues to generate recurring revenue for the Company, with volume and revenues flat sequentially in the third quarter as compared to the second quarter. During the second and third quarters, volume remained steady at 50,000 average barrels per day, which is up from an average of 42,000 average barrels per day in the first quarter of 2012. The pipeline and disposal capacity in the Haynesville Shale area are highly strategic assets for the Company, and provide a stable and recurring revenue base driven by produced water from natural gas wells that are already drilled.

In the Eagle Ford Shale, the Company continues to grow its operations with driver head count growing 26% during the third quarter. The Company now has 5 disposal wells, up from 3 at the beginning of the year, with an additional two approved disposal well permits in hand and believes that this shale basin will continue to provide growth in the coming quarters.

In the Barnett Shale area, the Company experienced increased revenue during the third quarter, although margins remain tight relative to other shale areas due to the current natural gas pricing environment.

To execute on the Company’s strategy of leveraging its national transportation and logistics network in the shales by adding additional environmental services offerings, in September the Company acquired a 51% interest in Appalachian Water Services, LLC (AWS) in exchange for approximately 3.3 million

Heckmann Corporation

shares of Heckmann common stock. AWS is a water treatment facility focused on the treatment and recycling of flowback water, with the treated water being re-used for hydraulic fracturing. The plant has total capacity of approximately 12,000 barrels per day and its current utilization rate is approximately 3,000 barrels per day, so AWS is well positioned for near-term growth as key customers continue to move toward flow back water treatment and re-use as opposed to the more expensive alternative of hauling water to Ohio for disposal. The Company also sees the opportunity to use technology to reduce the amount of waste generated and reuse rather than dispose.

During the third quarter, the Company also established operations in the Mississippian Lime Shale area in Kansas and Oklahoma. The Company established and began operations in the area with three yards, and added trucks to the area, and also plans on leveraging the Power Fuels rental model by introducing rental assets to its service offering in the area. The Company did not add back any of these startup costs to its Adjusted EBITDA calculation.

The Recycling Division (formerly Heckmann Environmental Services, or HES)

Heckmann’s Recycling Division, formerly Thermo Fluids Inc., is a route-based environmental services and waste recycling solutions company focused primarily on the collection and recycling of used motor oil (“UMO”).

The Recycling Division continues to perform strongly for the Company generating third quarter revenues of $33.8 million and has exceeded the Company’s expectations relative to when the acquisition occurred in April of 2012. During the third quarter of 2012, revenue for HES increased over the third quarter of 2011 by over 14%. In the third quarter, generator volume was up slightly year-over-year. Total oil volume sold was down slightly due to rail delivery disruption associated with Hurricane Isaac and less oil purchased from third party collectors. During the quarter, the division finalized a new contract with one of the largest oil re-refineries in the United States, which will contribute approximately $5 million in incremental annualized EBITDA. The Company also significantly increased its sales headcount in California to improve penetration in this new geographic market, which has developed an annualized growth pipeline in excess of the annualized pro forma volume collected by the Company’s recent acquisition. In the fourth quarter, the Company is bringing on-line an antifreeze remanufacturing plant, which will double its plant capacity, and an oil filter processing plant in Texas. The projects are expected to generate ROIC of approximately 120% and 60%, respectively. The Company is very positive about the trajectory of this business moving forward.

Third Quarter 2012 Financial Review

Total revenues for the third quarter of 2012 were $93.1 million, compared to $90.8 million in the second quarter of 2012 and $47.8 million in the third quarter of 2011.

The Company reported a net loss from continuing operations of $(9.3) million, or $(0.06) cents per share (based on 147,655,773 weighted average shares outstanding). This compares to a net loss of $(10.5) million, or $(0.07) per share (based on 145,359,846 weighted average shares outstanding), during the second quarter of 2012, excluding the $21.1 million income tax benefit from a partial valuation allowance reversal in the second quarter.

Adjusted EBITDA for the third quarter of 2012 was $17.3 million, compared to Adjusted EBITDA of $19.3 million in the second quarter of 2012 and $11.0 million in the third quarter of 2011. During the third quarter of 2012, adjustments to EBITDA included $0.9 million for stock-based compensation expense, $1.4 million of transaction expenses relating primarily to the Power Fuels merger, and $1.7 million of non-cash charges related to a loss on the sale of legacy assets. The Company did not include any operational adjustments to its Adjusted EBITDA calculation during the third quarter of 2012.

As of September 30, 2012, Heckmann Corporation’s total consolidated assets were $826.8 million, and total equity was $470.1 million. Net working capital, excluding cash, was $25.8 million. Cash and cash equivalents were $11.7 million, and total debt was $269.5 million composed of $248.7 million of unsecured public notes and approximately $20.8 million of capital leases.

Heckmann Corporation

During the third quarter of 2012, capital expenditures, excluding acquisitions, were $7.0 million, or $1.9 million of net cash capital expenditures giving effect to asset sales during the quarter.

Heckmann and Power Fuels Integration Update

The Company’s strategy around the integration of the legacy Heckmann and legacy Power Fuels businesses will be on maintaining existing regional offices and maximizing the application of best practices across the combined Company. With Power Fuels’ operations exclusively in the Bakken Shale area, and Heckmann in most significant U.S. shale basins except the Bakken, the companies had no operating overlap with each other. This is expected to ensure smooth integration activity and the Company is not expecting cost synergies from the merger. Back-office and accounting operations will remain in each respective operating area to minimize business interruption and remain close to the customer.

The Company does plan on putting each legacy Company on a common accounting platform. This will allow the Company to implement its HEKnet™ water management technology at Power Fuels. HEKnet is a proprietary technology that provides operational efficiencies through the paperless collection and submission of safety and compliance records, electronic invoicing and other related data. As an example, the legacy Heckmann business transitioned a customer to the technology and reduced the number of paper invoices from an annual run-rate of approximately18,000 down to 48.

From an operational standpoint, the Company plans to leverage best practices across the combined platform. Specifically, the Company intends to review opportunities to expand the Power Fuels rental business, which is a high-margin business segment, to the basins in which Heckmann operates. The Company is also going to review opportunities to use the Power Fuels trailer configurations in legacy Heckmann areas to improve margins and efficiency. In addition, the Company will ensure that HS&E conformity, purchasing, fleet management, regulatory compliance, and benefits and insurance policies are implemented Company-wide.

Conference Call and Webcast

The Company will host a conference call today at 1:00 p.m. ET (10:00 a.m. PT) to provide commentary on its operational performance and outlook. To participate on the conference call, please dial 877-941-2068 or 480-629-9712 and reference conference ID 4571770. An audio replay of the conference call will be available approximately one hour after the conclusion of the call through Friday, November 23, 2012. The audio replay can be accessed by dialing 800-406-7325 or 303-590-3030 and entering access code 4571770.

A presentation reviewing the quarter’s results has been posted to the Company’s website at www.heckmanncorp.com.

The call will be webcast live and the replay will be available for 12 months. Both will be available in the “For Investors” section of the Heckmann Corporation web site at www.heckmanncorp.com.

About Heckmann Corporation

Heckmann Corporation (HEK) is an environmental services company. Heckmann is dedicated to the movement, treatment and disposal of water generated by energy companies involved in the discovery and production of oil, natural gas liquids and natural gas. Heckmann is also a one-stop-shop for collection and recycling services for oily waste products, including used motor oil, oily wastewater, spent antifreeze, used oil filters and parts washers. The Company is building a national footprint across its environmental service offerings and has more than 1,500 employees and operates in 52 locations in the United States.

Interested parties can access additional information about Heckmann on the Company’s web site at http://www.heckmanncorp.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC’s web site at http://www.sec.gov.

Heckmann Corporation

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets and stock-based compensation, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, Adjusted EBITDA, adjusted net income (loss), and adjusted net income (loss) per share, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. These non-GAAP measures should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation forecasts of growth, revenues, Adjusted EBITDA and pipeline expansion, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in acquiring and integrating businesses, including Thermo Fluids Inc.; whether certain markets grow as anticipated; and the competitive and regulatory environment. Additional risks and uncertainties are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the Current Report on Form 8-K filed on April 10, 2012, as well as the Company’s other reports filed with the United States Securities and Exchange Commission including the Company’s Proxy Statement filed on October 9, 2012, and are available at http://www.sec.gov/ as well as the Company’s website at http://heckmanncorp.com/. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Brandi Piacente

The Piacente Group, Inc.

Tel. +1 212-481-2050

heckmann@tpg-ir.com

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HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$11,677	$80,194
Marketable securities	—	5,169
Accounts receivable, net	82,802	47,985
Inventories	3,198	760
Prepaid expenses and other receivables	5,958	4,519
Other current assets	3,566	1,044

Total current assets	107,201	139,671

Property, plant and equipment, net	332,769	270,054
Equity investments	7,682	7,682
Intangible assets, net	72,941	29,489
Goodwill	295,634	90,008
Other	10,596	2,777

TOTAL ASSETS	$826,823	$539,681

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$28,939	$19,992
Accrued expenses	16,764	11,002
Accrued interest	11,836	691
Current portion of contingent consideration	7,571	5,730
Current portion of long-term debt	4,647	11,914

Total current liabilities	69,757	49,329
Deferred income taxes	7,424	6,880
Long-term debt, less current portion	264,869	132,156
Long-term contingent consideration	4,645	7,867
Other long-term obligations	8,769	—
Other long-term liabilities	1,273	1,639
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 500,000,000 authorized, 171,016,447 shares issued and 156,707,884 shares outstanding at September 30, 2012 and 139,163,067 shares issued and 124,854,504 shares outstanding at December 31, 2011	170	139
Additional paid-in capital	945,593	814,875
Purchased warrants	(6,844)	(6,844)
Treasury stock	(19,503)	(19,503)
Accumulated deficit	(449,330)	(446,865)
Accumulated other comprehensive income	—	8

Total equity of Heckmann Corporation	470,086	341,810

TOTAL LIABILITIES AND EQUITY	$826,823	$539,681

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$93,050	$47,768	$238,778	$105,166
Cost of goods sold	76,633	35,790	200,316	78,666

Gross profit	16,417	11,978	38,462	26,500
General and administrative expenses	15,873	9,324	39,043	22,979

Income (loss) from operations	544	2,654	(581)	3,521
Interest income (expense), net	(6,968)	(1,423)	(15,930)	(2,570)
Loss from equity method investment	—	—	—	(462)
Other, net	(2,287)	2,479	(5,203)	2,876

Income (loss) before income taxes	(8,711)	3,710	(21,714)	3,365
Income tax benefit (expense)	(634)	(1,116)	19,249	(993)

Net income (loss) from continuing operations	(9,345)	2,594	(2,465)	2,372
Loss from discontinued operations, net of tax	—	(23,668)	—	(22,898)

Net loss attributable to common stockholders	$(9,345)	$(21,074)	$(2,465)	$(20,526)

HECKMANN CORPORATION AND SUBSIDIARIES

Reconciliation of adjusted EBITDA from continuing operations

(In millions)

(Unaudited)

	Three months
	September 2011	June 2012	September 2012
Net income (loss) from continuing operations	$2.6	$10.7	$(9.3)
Income tax (benefit) expense	1.1	(20.3)	0.6
Add: interest expense	1.4	6.8	7.0
depreciation	6.7	10.0	9.7
amortization	0.9	4.9	5.3

EBITDA	12.7	12.1	13.3

Stock based compensation	0.4	0.8	0.9
Transaction costs and other	0.5	1.9	1.4
Earn-out adjustments	(2.6)	—	—
Start-up & training costs	—	2.0	—
Write off of deferred financing costs	—	2.5	—
Loss on disposal of fixed assets	—	—	1.7

Adjusted EBITDA from continuing operations	$11.0	$19.3	$17.3